EXHIBIT 99.1 OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Announces Favorable SmartScoop® U.S. Customs Ruling

FAIRPORT HARBOR, Ohio—June 5, 2009—OurPet's Company (OTC BB:OPCO), a growing designer, developer, producer, and marketer of accessory and consumable pet products (www.ourpets.com), announced today that U.S. Customs and Border Patrol (“Customs”) has ruled that its new model SmartScoop® brand of self-scooping litter boxes can freely enter the United States.

This Customs ruling comes after petition by OurPet’s to ensure that the new model SmartScoop® was not encompassed by an April 8, 2009 exclusion order issued by the U.S. International Trade Commission (“ITC”) that addressed an older model SmartScoop® and which is currently on appeal before the Federal Circuit. In reaching its determination, Customs found that the new SmartScoop® does not infringe U.S. Patent No. RE 36,847 held by Applica Consumer Products, Inc. The new SmartScoop®, distributed since January 2009, was not considered by the ITC and is not the subject of any pending lawsuit.

Dr. Steven Tsengas, PhD, President and CEO stated, “We are very pleased with the recent positive SmartScoop® ruling from U.S. Customs validating the intellectual property embodied in our SmartScoop® Litter Box. Unfortunately, our competitor continues the process of misrepresenting legal decisions, our products, brand, and reputation in letters to our customers. We are diligently working with current and potential customers to explain that OurPet’s will continue to timely deliver the new SmartScoop® and to refine its current products to provide a superior choice in self-scooping litter boxes. Although it has been discontinued, OurPet’s also continues to defend the older model SmartScoop® and expects to be fully vindicated on appeal and in related lawsuits. We feel that our competitor is ruthless in its attempt to use its limitless financial position to bully our customers and our Company. We are displeased with these inappropriate, unprofessional and unethical actions and vow to fight diligently to enhance and grow our products and patents.

“We are working extremely hard to develop new, exciting, trend setting, innovative pet products, and will continue to, despite our competitor’s actions. Despite all the distractions over the SmartScoop® brand products, OurPet’s financial results continue to grow. Cognizant of the challenges facing consumer spending and overall economic activity, we are confident about our ability to continue to provide pet owner’s products that answer their needs.”

About OurPet’s Company:

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. The SmartScoop® product line offers the most complete solution to cat waste and odor control and includes the SmartScoop© Self-Scooping Litter Box (patent pending), activated carbon filters, no-touch waste bags, litter box ramps (patent pending), no-stick litter box sprays (patent pending), odor control litter box sprays and Scoop-N-Sift (patented) Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; our ability to successfully defend the alleged patent infringement actions against us and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT		INVESTOR RELATIONS:
OurPet’s Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400